UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CSS Industries, Inc.

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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2009 Annual Meeting of Stockholders of CSS Industries, Inc. will be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Tuesday, July 28, 2009, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1. Elect a board of eight directors;

2. Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 1, 2009, you may vote at the Annual Meeting.

By order of the board of directors,

MICHAEL A. SANTIVASCI
Secretary

Philadelphia, Pennsylvania
June 17, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2009:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on July 28, 2009, the Proxy Statement for that meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2009 are available on the Internet at https://materials.proxyvote.com/125906.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.

PROXY STATEMENT
2009 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2009 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this Proxy Statement because the board of directors of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (“Meeting”) to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, July 28, 2009 at 9:30 a.m. local time. This Proxy Statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on June 17, 2009, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June 1, 2009.

WHO CAN VOTE

Stockholders of record at the close of business on June 1, 2009 may vote at the Meeting. On the record date, 9,605,334 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,802,668 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Directors will be elected by a plurality of the votes cast at the Meeting. This means that the eight nominees receiving the most votes will be elected as directors. Approval of any other matter to be voted on at the Meeting requires the affirmative vote of the holders of a majority of the shares present either in person or represented by proxy.

Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s instructions. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors

(the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

ELECTION OF DIRECTORS

Our Board currently has eight members. Directors who are elected will hold office until the 2010 Annual Meeting of Stockholders and until the election and qualification of their respective successors. The Board, upon the recommendation of its Nominating and Governance Committee, has nominated for election as directors the persons whose names are listed below, all of whom are presently directors of CSS. The Board believes all of these persons will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may decide to reduce the number of directors, in each instance after consideration of the recommendation of its Nominating and Governance Committee.

Set forth below is information about the nominees for election to our Board. Ages are stated as of the date of the 2009 Annual Meeting of Stockholders.

Scott A. Beaumont	Mr. Beaumont, 56, has been Chairman and Chief Executive Officer of Sugartown Worldwide, Inc., of which he is a Co-founder, since 1993. Sugartown Worldwide, Inc. is a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. He has served as one of our directors since 2005.

James H. Bromley	Mr. Bromley, 71, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Jack Farber	Mr. Farber, 76, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

John J. Gavin	Mr. Gavin, 53, has served as Vice Chairman and as a director of DBM, Inc., an international career and transitions management firm, since 2006. During 2006, he also served as President and Chief Executive Officer of DBM, Inc. Prior to that, Mr. Gavin served as President and Chief Operating Officer and as a director of Right Management Consultants, Inc., a human resources and career management consulting firm, from January 1999 to January 2004. Mr. Gavin also currently serves on the board of directors of Dollar Financial Corp., a financial services company, and Interline Brands, Inc., a distributor of maintenance, repair and operating products. He has served as one of our directors since 2007.

Leonard E. Grossman	Mr. Grossman, 74, has been a private investor since 1989. Mr. Grossman has served as one of our directors since 1982.

James E. Ksansnak	Mr. Ksansnak, 69, has been Chairman of the Board and a director of Tasty Baking Company, a baker of snack cakes, pies and related products, since May 2003. He served as Vice Chairman of ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel, from May 1997 to February 2001 and currently serves on its board of directors. Mr. Ksansnak has served as one of our directors since 1988.

Rebecca C. Matthias	Ms. Matthias, 56, has been President and a director of Destination Maternity Corporation (f/k/a Mothers Work, Inc.), a designer and retailer of maternity apparel, since 1982, and she has served as its Chief Creative Officer since May 2007. She served as Chief Operating

Officer of Destination Maternity Corporation from January 1993 until May 2007. Ms. Matthias has served as one of our directors since 2003.

Christopher J. Munyan	Mr. Munyan, 44, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From November 1999 until October 2005, Mr. Munyan served as President of Berwick Offray LLC (“Berwick Offray”), a subsidiary of CSS. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. Mr. Munyan has served as one of our directors since 2006.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINEES LISTED ABOVE.

OWNERSHIP OF CSS COMMON STOCK

The following table lists all persons who we know to beneficially own at least five percent of our common stock as of June 5, 2009, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table under “Executive Compensation” below and all directors and executive officers as a group.

	Number
	of Shares		Percent
	Beneficially		of
Beneficial Owner	Owned(1)		Class(2)

T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,472,000	(3)	15.32%
Royce & Associates, LLC	1,091,995	(4)	11.37%
Dimensional Fund Advisors LP	903,573	(5)	9.41%
Ellen B. Farber	1,088,675	(6)	11.33%
Scott A. Beaumont	7,500	(7)	*
James H. Bromley	196,738	(8)	2.05%
Jack Farber	710,052	(9)	7.39%
John J. Gavin	1,600	(10)	*
Leonard E. Grossman	144,845	(11)	1.51%
William G. Kiesling	67,601	(12)	*
James E. Ksansnak	78,334	(13)	*
Rebecca C. Matthias	20,500	(14)	*
Christopher J. Munyan	182,597	(15)	1.90%
Clifford E. Pietrafitta	154,427	(16)	1.61%
Scott M. Shea	69,176	(17)	*
All directors and executive officers of CSS as a group (thirteen (13) persons, including the individuals named above)	1,566,382	(18)	16.31%

*	Ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with United States Securities and Exchange Commission (“SEC”) regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 1, 2009 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,605,334 shares of CSS common stock outstanding at June 1, 2009.

(3)	This information is as of December 31, 2008 and is derived from Schedule 13G filed with the SEC on February 12, 2009 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment advisor registered under the Investment Advisors Act of 1940, and Price Fund is an investment company registered under the Investment Company Act of 1940. Price Associates has advised us that the shares shown in the table are owned by various individual and institutional investors including Price Fund (which owns and has sole voting power over 953,300 of the shares shown in the table), which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has disclosed that it has sole investment power over all of the shares shown in the table and sole voting power over 479,800 of such shares. Individual and/or institutional investors which Price Associates serves as investment advisor have voting power over 38,900 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is

deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4)	This information is as of December 31, 2008 and is derived from Schedule 13G filed with the SEC on January 13, 2009. Royce & Associates, LLC (“Royce”) is located at 1414 Avenue of the Americas, New York, NY 10019. Royce has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)	This information is as of December 31, 2008 and is derived from Schedule 13G filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”) is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting power as to 886,873 of the shares shown in the table, and investment power as to 903,573 of the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(6)	Ellen B. Farber (f/k/a Ellen B. Kurtzman), Mr. Farber’s daughter, has a business address at 801 Cassatt Road, Suite 111, Berwyn, PA 19312. Ms. Farber owns 83,667 shares directly. In addition, the shares shown in the table include the following: 740,442 shares held by Delv, L.P. (the “Delv Partnership”); 66,732 shares held by Oliver Ernest LP (“OELP”); 66,457 shares held by BLK Investments L.P. (“BLK”); and 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Farber, her mother, her father and her brother. Ms. Farber has sole voting and investment power over the shares owned by the Delv Partnership in her capacity as the sole director, president, treasurer and secretary of Delv, Inc. (“Delv General Partner”), the general partner of the Delv Partnership. One-half of the outstanding common stock of the Delv General Partner is owned by each of two trusts, for which Ms. Farber serves as the sole trustee. Ms. Farber has sole voting and investment power over the shares owned by the Farber Family Foundation, Inc. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. With regard to the shares held by OELP, Ms. Farber has voting and investment power over these shares in her capacity as manager of a limited liability company that serves as the general partner of OELP. Ms. Farber has voting and investment power over the shares held by BLK in her capacity as the sole trustee of the Ellen Farber Trust, which is the sole general partner of BLK. Ms. Farber disclaims beneficial ownership of all shares held by the Farber Family Foundation, Inc., the Delv Partnership, OELP and BLK to the extent that she does not have a pecuniary interest in them.

(7)	The shares shown in the table include options to purchase 6,000 shares of common stock.

(8)	The shares shown in the table include options to purchase 43,500 shares of common stock.

(9)	The shares shown in the table include 266,951 shares held by a revocable trust for the benefit of Mr. Farber for which Mr. Farber is trustee and holds the power of revocation; 151,042 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation; and 200,000 shares held by The Vivian Farber 2008 Annuity Trust, of which Vivian Farber is the sole trustee. In addition, among the shares beneficially owned by Mr. Farber are 60,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. Not included in the number of shares beneficially owned by Mr. Farber are 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son. Mr. Farber’s daughter, Ellen B. Farber, has sole voting and investment power over these shares. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(10)	The shares shown in the table include options to purchase 1,000 shares of common stock.

(11)	The shares shown in the table include options to purchase 43,500 shares of common stock.

(12)	The shares shown in the table include options to purchase 33,925 shares of common stock. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which

Messrs. Farber, Kiesling, Munyan and Pietrafitta are the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Kiesling disclaims beneficial ownership of the shares owned by the Farber Foundation.

(13)	The shares shown in the table include 22,834 shares owned by a trust for the benefit of Mr. Ksansnak and options to purchase 19,500 shares of common stock.

(14)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 19,500 shares of common stock.

(15)	The shares shown in the table include options to purchase 123,875 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Munyan disclaims beneficial ownership of the shares held by the Farber Foundation.

(16)	The shares shown in the table include options to purchase 88,401 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Pietrafitta disclaims beneficial ownership of the shares held by the Farber Foundation.

(17)	The shares shown in the table include options to purchase a total of 49,400 shares of common stock. Eight thousand of the shares held by Mr. Shea are held in an account with a financial institution, the holdings of which serve as collateral security for a loan extended to Mr. Shea.

(18)	The shares shown in the table include options to purchase a total of 449,704 shares of common stock.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER CSS’ EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2009 about CSS’ 1994 Equity Compensation Plan (the “1994 Stock Plan”), 1995 Stock Option Plan for Non-Employee Directors (the “1995 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”) and 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”), which are CSS’ only equity compensation plans under which stock options and other equity grants are currently outstanding. Each of these plans was approved previously by the stockholders of CSS.

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities	Weighted-	Remaining Available
	to be Issued	Average	for
	Upon	Exercise Price	Future Issuance
	Exercise of	of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options(1)	Options(2)	Plans(3)

Equity compensation plans approved by security holders	1,494,548	$28.20	1,269,700
Equity compensation plans not approved by security holders	—	—	—

Total	1,494,548	$28.20	1,269,700

(1)	Includes 29,000 restricted stock units (“RSUs”) that are subject to service-based vesting conditions and 19,350 RSUs that are subject to performance-based vesting conditions.

(2)	The RSUs described in footnote (1) above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in footnote (1) above.

CORPORATE GOVERNANCE

Board Meetings; Director Attendance at Annual Meeting of Stockholders

The Board held nine meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All of the members of the Board attended our 2008 Annual Meeting of Stockholders.

Board Committees; Committee Membership; Committee Meetings

CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and two committees with the same membership that administer the 1995 Stock Plan and the 2000 Stock Plan, respectively. The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2009. The notes to the table identify the committee membership changes that occurred during the 2009 fiscal year.

Nominating
					and				1995 Stock Plan and
Director	Audit		Human Resources		Governance		Executive		2000 Stock Plan
Name	Committee(1)		Committee(2)		Committee(3)		Committee		Committees

Scott A. Beaumont					X
James H. Bromley			X	*	X		X
Jack Farber							X	*	X
John J. Gavin	X		X
Leonard E. Grossman	X	*					X
James E. Ksansnak	X		X
Rebecca C. Matthias			X		X	*
Christopher J. Munyan									X
Number of Meetings in 2009 Fiscal Year	5		5		2		3		0

*	denotes Committee Chairman.

(1)	Mr. Gavin has served as a member of the Audit Committee since July 31, 2008. Prior to that date, Mr. Bromley served as a member of the Audit Committee.

(2)	Mr. Bromley has served as Chairman of the Human Resources Committee since July 31, 2008. Prior to that date, Mr. Ksansnak served as Chairman of the Human Resources Committee.

(3)	Ms. Matthias has served as Chairman of the Nominating and Governance Committee since July 31, 2008. Prior to that date, Mr. Bromley served as Chairman of the Nominating and Governance Committee.

Audit Committee

The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the United States Securities and Exchange Commission (“SEC”); oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees CSS’ internal control over financial reporting and periodically discusses with management CSS’ major risk exposures and steps that management has taken to monitor and control such exposures.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

The Board has determined that Messrs. Gavin, Grossman and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

The Audit Committee has a Charter. It may be reviewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it. This and all of the other references in this Proxy Statement to our website are intended to be inactive textual references only.

Human Resources Committee

The Human Resources Committee has responsibility and authority to review, modify and approve CSS’ corporate goals and objectives relevant to compensation of the chief executive officer and other CSS executive officers; review, modify and approve the structure of CSS’ executive compensation; evaluate the compensation (and performance relative to compensation) of the chief executive officer; determine the amounts and individual elements of total compensation for the chief executive officer; evaluate (in conjunction with the chief executive officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $200,000) and approve the individual elements of total compensation for such employees.

In addition, the Human Resources Committee has responsibility and authority to evaluate CSS’ compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of CSS’ annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to CSS’ employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2004 Stock Plan; and administer grants previously made under the 1994 Stock Plan.

It is the practice of the Human Resources Committee to make executive compensation determinations at meetings held periodically over the course of a fiscal year. At meetings held early in the fiscal year, the Human Resources Committee evaluates the prior fiscal year’s performance of CSS’ executive officers, including its chief executive officer; determines annual base salaries for the current fiscal year for CSS’ chief executive officer and its other executive officers; determines the extent to which awards under CSS’ management incentive program have been earned with regard to the prior fiscal year; determines the type and amount of available awards under our management incentive program for the current fiscal year and sets performance objectives for such awards; and determines the form and amount of long-term incentive awards. The Human Resources Committee also meets periodically to review CSS’ compensation programs and practices and to evaluate whether it would be in the best interest of CSS to make changes to those programs and practices.

In making its compensatory determinations, the Human Resources Committee considers information, analysis, advice and recommendations from an independent compensation consulting firm. In connection with its executive compensation determinations for fiscal 2009, the Human Resources Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to provide a competitive assessment of CSS’ compensation levels for certain of CSS’ executive officers with respect to base salaries, annual incentives and long-term incentives. F.W. Cook’s responsibilities included the development of a peer group of comparable public companies subject to approval of the Human Resources Committee, analysis of their proxy statement compensation data, analysis of compensation information from a general industry group, preparation of a written report and presentation of F.W. Cook’s findings and recommendations at Human Resources Committee meetings.

In advance of meetings of the Human Resources Committee, CSS’ chief executive officer provides the Human Resources Committee with written materials containing compensation and performance-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the chief executive officer. These materials are prepared by the chief executive officer with the aid of other CSS executive officers and human resources department staff. Additionally, during fiscal 2009 portions of these materials were prepared by, or with the advice and input of, F.W. Cook. In addition to providing information and recommendations to the Human Resources Committee, certain CSS executive officers participate in meetings of the Human Resource Committee and confer with the compensation consultants retained by the Human Resources Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.

The Human Resources Committee has a Charter. It may be viewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it.

Human Resources Committee Interlocks and Insider Participation

As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are James H. Bromley, James E. Ksansnak, John J. Gavin and Rebecca C. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2009 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation

Under our bylaws, the Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of the Board. The Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. Any changes that the Board approves with respect to fees paid to non-employee directors become effective on the date of the Board’s annual organizational meeting, typically held immediately following the Annual Meeting of Stockholders of CSS. In approving adjustments to the compensation paid to our non-employee directors during fiscal 2009, the Board considered information, data and recommendations provided to the Board by CSS’ executive officers. See “Director Compensation — Fiscal 2009” for further information concerning the form and amount of director compensation provided by CSS.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.

The Nominating and Governance Committee has a Charter. It may be reviewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

1995 Stock Plan and 2000 Stock Plan Committees

The members of the Stock Option Committee under both the 1995 Stock Plan and the 2000 Stock Plan are determined pursuant to provisions of these plans specifying that such plans shall be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plans. The 1995 Stock Plan Committee and the 2000 Stock Plan Committee administer the 1995 Stock Plan and the 2000 Stock Plan, respectively.1 Although both of these plans have expired and no new grants may be issued under these Plans, stock options previously issued under these plans are currently outstanding. Both the 1995 Stock Plan and the 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committees. Grants under the 1995 Stock Plan were made from 1996 until 2000. Grants under the 2000 Stock Plan were made from 2001 until 2005.

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of the CSS website. Also available on the Investors page are other corporate governance documents, including our Code of Ethics and Internal Disclosure Procedures for our employees, Code of Business Conduct and Ethics for our Directors, the Charter of the Audit Committee, the Charter of the Nominating and Governance Committee and the Charter of the Human Resources Committee. You may access these documents on our website at www.cssindustries.com/investors. Each of the documents mentioned in this paragraph is also available in print to any stockholder who requests it.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, John J. Gavin, Leonard E. Grossman, James E. Ksansnak and Rebecca C. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any twelve month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an

1 The 2006 Stock Plan is administered by the CSS Board of Directors.

amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of two percent of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards. These categorical standards are set forth in our Corporate Governance Principles, which are available on our website at www.cssindustries.com/investors.

Executive Sessions of Non-Management Directors

Rebecca C. Matthias, in her capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees. Under our By-Laws, (i) no director, other than a director serving as Chairman of the Board, is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 75th birthday, and (ii) a director serving as Chairman of the Board is not eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 80th birthday.

Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. In order to enable consideration of the candidate in connection with our 2010 Annual Meeting of Stockholders, a stockholder must submit the following information by February 17, 2010: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. The manner in which the Nominating and Governance Committee evaluates the potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)

CSS has a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, which contains specific provisions relating to the chief executive officer and senior financial employees of CSS. The Employee Code is available on the Investors page of the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the SEC and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. The Director Code is available on the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the Investors page of our website.

RELATED PARTY TRANSACTIONS

Our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. Furthermore, our codes of conduct are intended to ensure that transactions that may involve a conflict of interest are identified, reviewed and approved. Under our Director Code, directors are required to avoid conflicts of interest, including conflicts that may arise indirectly from activities of their immediate family members, and to report to the Chair of the Nominating and Governance Committee any situation that involves or may reasonably be expected to involve a conflict of interest.

Under our Employee Code, employees of CSS and its subsidiaries, including our executive officers, are expected at all times, as part of a general obligation to observe honest and ethical behavior in the performance of their job responsibilities, to avoid conflicts of interest, including conflicts that may arise due to activities of family members. Under our Employee Code, employees are expected to engage in dialog with their supervisors to bolster awareness of situations that may give rise to ethical questions, including those relating to conflicts of interest. Our Employee Code also provides that employees are expected to report suspected violations of the Employee Code to our legal department for investigation. Our chief executive officer, chief financial officer, controller and other persons performing similar functions are required under our Employee Code to disclose to our general counsel any material transaction or relationship that reasonably could be expected to give rise to a violation of the Employee Code, including actual or apparent conflicts of interest.

To the extent that any material transaction that may give rise to a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.

On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance with it, to identify any instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2009 fiscal year, we have not had any transactions required to be reported under Item 404(a) of SEC Regulation S-K.

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of our 2009 Annual Meeting of Stockholders.

Jack Farber	Mr. Farber, 76, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Donald R. French	Mr. French, 60, has served as President of our C.R. Gibson, LLC business since December 2007. From September 2003 until December 2007, he served as Vice President — Marketing of our Paper Magic Group, Inc. (“Paper Magic”) business. Prior to that, he served as Director of Marketing of Paper Magic from April 1999 until September 2003.

William G. Kiesling	Mr. Kiesling, 46, has been our Vice President — Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.

Christopher J. Munyan	Mr. Munyan, 44, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From November 1999 until October 2005, Mr. Munyan served as President of our Berwick Offray business. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. Mr. Munyan has served as one of our directors since April 2006.

Paul Quick	Mr. Quick, 48, has been President of our Paper Magic business since September 2008. From 1983 to 2008, he served in various capacities with Hallmark Cards, Incorporated (“Hallmark”), a designer, producer and seller of greeting cards, party supplies, gifts, wrapping paper and other consumer products, most recently as Vice President and General Manager — Walgreens Team from July 2006 until June 2008. Prior to that, from June 2000 to June 2006, he served as President of Hallmark’s Image Arts, Inc. subsidiary, a designer, producer and seller of greeting cards.

Clifford E. Pietrafitta	Mr. Pietrafitta, 47, has been our Vice President-Finance since November 1995 and has been our Chief Financial Officer since January 1999. From 1991 to January 1999, he was our Treasurer.

Scott M. Shea	Mr. Shea, 50, has been President of our Berwick Offray business since October 2005 and President of our Cleo Inc (“Cleo”) business since November 2006. From January 2001 until October 2005, he served as Senior Vice President — Manufacturing and Distribution of Berwick Offray. From May 1994 to January 2001, he served Berwick Offray in various capacities, including Vice President-Manufacturing and Distribution.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives”.

Fiscal 2009 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for the fiscal year ended March 31, 2009 (sometimes referred to below as “fiscal 2009”) was designed to meet the following objectives:

•	Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of our company or subsidiaries, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of fiscal 2009 compensation that we paid to our named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation
Annual Incentive Compensation	Performance Incentives
Competitive Compensation
Stock Options and RSUs	Stockholder Incentives
Competitive Compensation
Retention Incentives

Use of Comparative Data

In making executive compensation determinations, we review peer group data and published compensation survey data and use them as a reference point to support our compensatory determinations. However, we do not benchmark executive compensation against comparable compensation of a peer group or general industry group.

In connection with our determination of fiscal 2009 base salaries, annual incentives and long-term incentives for our named executive officers, the Human Resources Committee directly engaged F.W. Cook to perform an executive compensation review with respect to each of these compensation components. F.W. Cook’s responsibilities included the development of a peer group of comparable public companies subject to approval by the Human Resources Committee, analysis of their proxy statement compensation data, analysis of compensation information from a general industry group, preparation of a written report and presentation of F.W. Cook’s findings and recommendations at Human Resources Committee meetings.

F.W. Cook prepared an analysis comparing the level of compensation that we provide to our named executive officers (other than Mr. Farber) to the level of compensation provided by a peer group to their executive officers and to comparable data obtained from a national, general industry survey. The peer group utilized in F.W. Cook’s analysis consisted of the following 16 companies: American Greetings Corporation; Blyth, Inc.; Central Garden & Pet Company; The Dixie Group, Inc.; Ennis, Inc.; FTD Group, Inc.; Helen of Troy Limited; Hooker Furniture

Corporation; JAKKS Pacific, Inc.; Knoll, Inc.; Libbey Inc.; Lifetime Brands, Inc.; Nashua Corporation; National Presto Industries, Inc.; RC2 Corporation and Russ Berrie and Company, Inc. These companies were selected based on comparability to CSS in terms of size and type of business and were approved by the Human Resources Committee taking into account F.W. Cook’s recommendations. Based on CSS’ positioning relative to the peer group companies in terms of revenues, market capitalization, total assets, net income and number of employees, F.W. Cook advised us that it would generally define the market compensation rate to be the peer group median.

The peer group analysis prepared by F.W. Cook compared executives based on their pay rank; in other words, it compared our highest paid executive to the highest paid executives in the peer group companies, our second highest paid executive to the second highest paid executives in the peer group companies, etc. For purposes of this analysis, our executives were ranked from highest to lowest based on their target total direct compensation (i.e., salary, plus target annual incentive compensation, plus long term incentive compensation) for fiscal 2008. In addition to the comparison based on pay rank, the analysis included, with respect to Messrs. Pietrafitta and Shea, a comparison based on positions having similar responsibilities, i.e., chief financial officer for Mr. Pietrafitta and business unit head for Mr. Shea. In the case of Mr. Munyan, the pay rank comparison itself resulted in a comparison to positions having similar responsibilities, i.e., chief executive officer.

The market survey data utilized in F.W. Cook’s analysis was based on general industry companies with annual revenues of less than $1 billion. F.W. Cook used the survey data to compare compensation for each of our named executive officers to compensation paid to executives having similar responsibilities at companies with revenues comparable to those of CSS, and in the case of Mr. Shea, companies with revenues comparable to those of the business unit for which he has responsibility.

F.W. Cook provided an analysis comparing the fiscal 2008 base salary, target total cash compensation (i.e., salary, plus annual incentive compensation) and target total direct compensation (i.e., salary, plus target annual incentive compensation, plus long term incentive compensation) for each of the named executive officers included in the review to the comparable peer group and survey data. With regard to annual base salaries, this analysis indicated that Mr. Munyan’s fiscal 2008 base salary was below the 25th percentile level indicated by both the peer group data and the survey data. As to our other named executives included in the analysis, their fiscal 2008 base salaries were generally less than, and in some cases approximately equal to, the corresponding median levels indicated by both the peer group and survey data.

Mr. Munyan’s fiscal 2008 target total cash compensation was less than the median level indicated by both the peer group data and the survey data. Subject to limited exceptions, the fiscal 2008 target total cash compensation for our other named executive officers included in the analysis was generally greater than the median level indicated by the peer group data and the survey data. Subject to limited exceptions, the fiscal 2008 target total direct compensation of each of our named executive officers included in the analysis was between the 25th percentile and the median indicated by both the peer group data and the survey data.

The Human Resources Committee took the comparative data described above into account and used it as a point of reference in setting salaries for fiscal 2009 and in structuring annual and long term incentive awards for fiscal 2009.

Base Salaries

For fiscal 2009, we increased Mr. Munyan’s base salary by approximately 9.38% to $525,000, and we approved base salary increases for Messrs. Pietrafitta, Kiesling and Shea of approximately 12%, 7.5% and 7%, respectively. We did not increase Mr. Farber’s salary.

In setting Mr. Munyan’s base salary for fiscal 2009, we considered his position, experience, responsibilities and performance during the prior fiscal year. We also took into account the comparative information in F.W. Cook’s executive compensation review indicating that Mr. Munyan’s new salary would fall between the 25th and 50th percentiles indicated by the peer group data and would be slightly less than the 25th percentile level indicated by the survey data. We used this information as a point of reference in making our salary determination.

In establishing fiscal 2009 base salaries for Messrs. Kiesling, Pietrafitta and Shea, we considered salary increase recommendations provided by Mr. Munyan. Additionally, we considered each executive’s position, experience, responsibilities and performance during the prior fiscal year. Furthermore, as indicated above, we considered the comparative peer group and survey data included in F.W. Cook’s executive compensation review, and we used this data as a point of reference in making our salary determinations. Also, in setting Mr. Pietrafitta’s base salary for fiscal 2009, we took into consideration our decision to reduce his target incentive compensation percentage amount from 100% of his base salary in fiscal 2008 to 80% of his base salary in fiscal 2009. We reduced Mr. Pietrafitta’s target incentive compensation percentage amount to be consistent with that of certain other executive officers who report to the chief executive officer.

We determined not to adjust the annual base salaries of our named executives for the fiscal year ending March 31, 2010. This determination was based in part on the recommendation of management and is consistent with management’s determination to freeze salaries and wages at fiscal 2009 levels for all employees of CSS and its subsidiaries, other than increases required under union contacts and those associated with promotions involving increased responsibilities. These determinations were based on the general economic slowdown and its affect on CSS and its business units. The Human Resources Committee retains the authority to authorize salary increases for our named executives prior to the end of fiscal 2010, if the Human Resources Committee believes that it is in the best interest of CSS to do so.

Annual Incentive Compensation

We provide annual incentive compensation opportunities under our management incentive program. We design annual incentive compensation to make a meaningful amount of an executive’s target total cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives. We set target award levels for our executive officers based on a percentage of their respective salaries. For the fiscal year ended March 31, 2009, the applicable percentages were as follows:

Percentage of Salary Payable
Name	at Target Award Level

Christopher J. Munyan	100%
Clifford E. Pietrafitta	80%
William G. Kiesling	80%
Scott M. Shea	80%

We determined not to include Mr. Farber in the management incentive program.

Under our management incentive program for fiscal 2009, the payment of any award to Messrs. Munyan, Pietrafitta and Kiesling was contingent upon CSS attaining diluted earnings per share (“EPS”) equal to or in excess of a minimum level established by the Human Resources Committee. For purposes of determining if, and the extent to which, awards are earned under the management incentive program, the reported level of EPS (as reflected in CSS’ annual financial statements) is subject to certain formulaic, non-discretionary adjustments for acquisitions, divestitures, restructurings, extraordinary items and the cumulative effect of tax or accounting changes. These formulaic adjustments were determined by us at the time that we determined the required minimum level of EPS for fiscal 2009.

For fiscal 2009, we set the minimum level of EPS at $2.36 per share. At the minimum EPS level, 2.85% percent of each named executive’s target award level would be payable. If the minimum EPS level was exceeded, then the amount awarded to each executive would be based on the extent to which the achieved level of EPS exceeded the minimum level. If the target EPS level of $2.70 per share was reached, then awards under the management incentive program would equal 100% of the target award level for each named executive. If the achieved level of EPS exceeded the target level, the amount awarded would be increased further (based on the extent to which the target level was exceeded), subject to a maximum award amount equal to 200% of the target award level, which amount would be payable if EPS was equal to or in excess of $3.17 per share.

With respect to Mr. Shea, given that he is the president of our BOC Design Group companies, we established two performance metrics for determining whether, and the extent to which, an award would be paid to him for fiscal 2009: (i) the achievement by the BOC Design Group of operating income equal to or in excess of a minimum threshold level determined by the Human Resources Committee, and (ii) the achievement by CSS of diluted EPS equal to or in excess of the minimum level described in the immediately preceding paragraph. Sixty percent of Mr. Shea’s target award level is determined by the BOC Design Group operating income metric, and forty percent of such amount is determined by the CSS EPS metric. The amount payable under the CSS EPS portion is determined using a methodology identical to that used to determine the amount awarded to Messrs. Munyan, Pietrafitta and Kiesling, as described in the preceding paragraph. This same methodology is also used to determine the extent to which the operating income portion is awarded. For purposes of determining whether, and the extent to which, awards have been earned, BOC Design Group’s operating income is subject to certain formulaic, non-discretionary adjustments for restructurings, extraordinary items and the cumulative effect of tax or accounting changes.

All awards under the management incentive program are contingent on the executive being employed by us at the time that such awards are paid. Additionally, the Human Resources Committee retains discretion to reduce or eliminate any award that would otherwise be payable under the management incentive program based on individual performance or any other factors that the Human Resources Committee deems appropriate.

We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. We selected BOC Design Group’s operating income as a performance measure for Mr. Shea because it provides a reliable overall measure of the performance of the operations under his supervision as a business unit president. In calculating EPS and operating income for purposes of the management incentive program, we determined to make certain formulaic, non-discretionary adjustments for acquisitions and divestitures (with respect to EPS) and for restructurings, extraordinary items and the cumulative effect of tax or accounting changes (with respect to both EPS and operating income) because we believe that such adjustments are necessary to appropriately reflect management performance.

At the time we set the minimum and target levels for EPS and operating income, we believed that results above the minimum levels were reasonably attainable with a strong performance, and that results near or at the target levels would be quite challenging to achieve. We also believed that actual achievement of the minimum and target levels for both EPS and operating income was substantially uncertain.

For fiscal 2009, CSS did not achieve the minimum level of EPS required in order for incentive compensation to be awarded, and BOC Design Group did not achieve the minimum level of operating income required in order for the operating income portion of Mr. Shea’s available award to become payable. Consequently, we did not pay incentive compensation to our named executives for fiscal 2009.

Amounts earned by our named executives under our management incentive program for fiscal 2008 and fiscal 2007 are reflected under the “Bonus” heading in the Summary Compensation Table included in this Proxy Statement. We did not present these amounts under the “Non-equity Incentive Plan Compensation” heading because the Human Resources Committee exercised discretion at the end of both fiscal 2008 and fiscal 2007 to exclude certain restructuring-related charges in determining the extent to which the performance measures for those periods (CSS earnings per share and business unit net operating income) had been achieved. For fiscal 2009, the Human Resources Committee established, at the beginning of the performance period, non-discretionary, formulaic adjustments to be made in determining the extent to which the performance measures for fiscal 2009 had been achieved. Consequently, if any amounts had been paid or payable to our named executives under our management incentive program for fiscal 2009, we would have presented those amounts under the heading “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.

On April 21, 2009, the Human Resources Committee determined our named executive officers’ target and maximum award levels under our management incentive program for fiscal 2010 and the performance criteria that must be satisfied in order for such awards to be paid. The target and maximum award levels for fiscal 2010 are the same as those that were in place for fiscal 2009. Similar to fiscal 2009, the extent to which awards are earned and paid to Messrs. Munyan, Pietrafitta and Kiesling will depend on the level of EPS achieved by CSS during fiscal 2010, as compared to minimum and target levels established by the Human Resources Committee. With respect to Mr. Shea, similar to fiscal 2009, the extent to which his fiscal 2010 award becomes earned and paid will depend on both the level of fiscal 2010 EPS achieved by CSS and the level of fiscal 2010 operating income attained by the business units for which he is responsible. For purposes of determining amounts earned for fiscal 2010, both EPS and operating income will be adjusted for the same items for which they were adjusted in determining amounts earned for fiscal 2009.

Long-Term Incentives — Equity Compensation

We utilize equity compensation as our principal form of long-term compensation. For fiscal 2009, we granted equity compensation awards to our named executives (other than Mr. Farber) in the form of both stock options and stock bonus awards of performance-vested RSUs. These grants are further described below:

•	Stock Options — The stock options have a term of seven years, vest as to 25% of the underlying shares on each of the first four anniversaries of the date of grant, and have an exercise price equal to the last sale price reported by the New York Stock Exchange on the trading day preceding the date of grant.

•	RSUs — Each RSU constitutes a phantom right (with no entitlement to dividends or dividend equivalents) and will be equal to one share of CSS common stock on the third anniversary of the grant date, contingent on the achievement of a performance goal and satisfaction of a service-based vesting condition, as described below:

•	The number of RSUs, if any, that will become shares of CSS common stock on the third anniversary of the grant date will depend on the extent to which, if at all, CSS achieves or exceeds a minimum “threshold” level of cumulative EPS for the two-year period ending March 31, 2010. No shares of CSS common stock will be issued with respect to the RSUs if the minimum level of cumulative EPS is not attained.

•	As an additional condition to receiving shares of CSS common stock with respect to the RSUs, an executive must remain employed by us until at least the third anniversary of the grant date.

In fiscal 2009, we discontinued our historical practice of granting equity compensation only in the form of stock options. Instead, as indicated above, our fiscal 2009 equity compensation grants consisted of a combination of stock options and RSUs. We granted stock options as part of our long-term incentives because they provide a strong incentive to increase stockholder value, given that the value of the stock options is entirely dependent on the increase in the market price of our common stock following the date of grant. We granted RSUs subject to performance-based vesting conditions because they address our compensation objectives to provide:

•	competitive compensation — long-term incentives are necessary to keep our compensation program competitive;

•	performance incentives — the number of shares awarded, if any, is dependant on the extent to which performance goals are achieved;

•	stockholder incentives — RSU grants provide a means for executives to acquire meaningful equity ownership; and

•	retention incentives — no shares are awarded unless the three-year continuous employment vesting condition is satisfied.

In addition to the foregoing, we believe that utilizing a combination of stock options and RSUs enables us to more efficiently address our compensation objectives because it allows us to utilize fewer underlying shares than would be required if we used stock options alone to provide a grant having the same value as of the grant date.

The stock options granted by us in fiscal 2009 had a seven-year term, as compared to our practice in recent years of granting stock options with only a five-year term. We utilized an option term of seven years in part to incentivize performance that will have a beneficial impact to CSS and its stockholders over a time horizon longer than five years. In making this determination we also considered information provided to us by F.W. Cook indicating that an option term of seven to ten years is more reflective of prevailing market compensation practices than an option term of five years.

To determine the number of stock options and RSUs granted to each of our named executives, we first established a dollar-denominated budget intended to serve as a “pool” that would be available for all fiscal 2009 equity compensation grants, including those to grantees who are not named executives. In determining the amount of the pool, we considered an analysis prepared by F.W. Cook comparing the fair value of our historical equity compensation grants (expressed as a percentage of our weighted average market capitalization2) to comparable peer group data. The analysis indicated that the fair value of the equity grants made by us in fiscal 2008 represented 0.58% of our weighted average market capitalization for fiscal 2008 and that the fair value of our grants made

2 The weighted average market capitalization was determined by multiplying the weighted average grant price for equity grants made during the relevant period by the weighted average basic shares outstanding during that period.

during the three years ended March 31, 2008 averaged 0.89% of our weighted average market capitalization for that period. Both of these figures were slightly less than the medians indicated by the comparable peer group data (.68% and 1.00% respectively). Based on CSS’ positioning within the peer group with respect to weighted average market capitalization, F.W. Cook advised us that it believed that the peer group median represented the market reference point.

Using both our historical grant practices and the comparative data as a point of reference, we established a budget of approximately $2,450,000, representing approximately 0.7% of our weighted average market capitalization for fiscal 2008, to serve as a pool for our fiscal 2009 equity grants. We did not use a particular formula to allocate the pool between our named executives and other grantees. The number of shares underlying the stock options and RSUs granted to our named executives was based on an assumption that the RSUs would have a grant date fair value of $28.28 per share (as further described in the immediately succeeding paragraph) and that the stock options would have a grant date fair value of $11.18 per share (as further described in the immediately succeeding paragraph).

The assumed grant date fair value of $28.28 per RSU was determined by taking the New York Stock Exchange closing price of CSS common stock on May 23, 2008 of $30.48 per share and subtracting from that amount $2.20, representing the estimated present value of future dividends over the course of the vesting period, based on the assumption that CSS would continue to pay quarterly dividends during that period. The assumed grant date fair value of $11.18 per share for stock options was determined using the Black-Scholes option pricing model assuming that the exercise price of $30.48 would be equal to the fair market value of our common stock on the grant date. The table below shows the assumed grant date value of our fiscal 2009 equity compensation grants to our named executives, based on the assumptions we utilized at the time that the grants were approved:

		Assumed		Assumed
		Grant Date		Grant Date	Combined
	Shares	Value of		Value of	Assumed Value
	Underlying	Shares	Shares	Shares	of Shares
	RSU Grant	Underlying	Underlying	Underlying	Underlying
	at Target	RSUs at	Stock	Stock Option	RSUs and Stock
	Award	$28.28 per	Option	at $11.18 per	Option Grants
Name	Level (#)	Share ($)	Grants (#)	Share ($)	($)

Christopher J. Munyan	5,025	142,107	14,000	156,538	298,645
Clifford E. Pietrafitta	2,512	71,039	7,000	78,269	149,308
William G. Kiesling	2,512	71,039	7,000	78,269	149,308
Scott M. Shea	2,010	56,843	6,000	67,088	123,931
Total	12,059	341,028	34,000	380,164	721,192

In accordance with the Human Resources Committee’s practice for granting stock options (as further described below under “Stock Option Grant Practices”), the grants described above were approved by the Human Resources Committee on June 3, 2008, and the closing price per share for CSS common stock on the immediately preceding trading day was $27.57 per share, $2.91 per share less than the closing price of $30.48 per share on May 23, 2008, which was the basis for determining the assumed grant date per-share values we utilized in determining the number of shares underlying the RSU grants and stock option grants described above. We determined not to adjust the number of shares underlying these grants to reflect the decrease in the market price per share of CSS common stock from May 23, 2008 to June 3, 2008. Consequently, the actual grant date values of the equity awards described above were less than the corresponding assumed values shown in the table above. For information regarding the actual grant date fair value of these RSU and stock option awards, see the “Grant Date Fair Value of Stock and Option Awards” column of the table and accompanying notes under “Grants of Plan-Based Awards — Fiscal 2009”.

As indicated in the table above, in determining the number of shares underlying performance vested RSUs granted to our named executives, we considered the value of the awards based on the target award level, not the maximum award level. We did not seek to achieve a particular relationship between the assumed grant date value of each named executive’s equity grant and such named executive’s base salary. Expressed as a percentage of base salary, the assumed grant date value of the equity grants described above represented approximately 57% of base salary for Mr. Munyan. For the other named executives, the assumed value of these equity grants varied from approximately 40% to 50% of their respective base salaries. Although we did not use a rigid formula to determine the allocation of each award between stock options and RSUs, we generally sought to create a balance between the two based on the assumed grant date fair value of each. The actual allocation for each named executive was approximately 52-54% stock options and 46-48% RSUs, based on the assumed grant date values shown in the table above.

In approving the grants to Messrs. Pietrafitta, Shea and Kiesling, the Human Resources Committee considered the grant levels recommended by Mr. Munyan, in addition to the other information described above. Mr. Munyan did not recommend a grant level with regard to himself.

Under applicable SEC regulations, we are required to report in the Summary Compensation Table included in this Proxy Statement the compensation expense recognized by us for financial statement reporting purposes with respect to option awards and stock awards held by our named executives. With regard to option awards held by our named executives, the compensation expense recognized by us for financial statement reporting purposes in fiscal 2009 appears in the “Option awards” column of the Summary Compensation Table included in this Proxy Statement. Since this column reflects the amount recognized by us for financial statement reporting purposes, it includes amounts representing only a portion of the stock options granted during fiscal 2009, while also including amounts from earlier stock option grants. See footnote (2) to the Summary Compensation Table included in this Proxy Statement for further information.

With regard to the stock awards held by our named executives, the only such awards outstanding during fiscal 2009 were the performance-vested RSUs granted on June 3, 2008. Under applicable accounting rules, we did not recognize compensation expense with regard to these awards in our financial statements for fiscal 2009 because we determined that such awards are unlikely to vest because it is improbable that the underlying performance goal will be attained. Since we did not incur compensation expense for financial statement reporting purposes in fiscal 2009 with respect to stock awards held by our named executives, the Summary Compensation Table included in this Proxy Statement does not include a column for “Stock awards”.

With respect to long-term incentive grants for fiscal 2010, our Human Resources Committee granted stock options and stock bonus awards of time-vested RSUs to our named executive officers other than Mr. Farber on May 27, 2009 as follows:

	Shares Underlying	Shares Underlying
	Stock Option	Time-Vested RSU
Executive	Grants (#)	Grants (#)

Christopher J. Munyan	24,360	13,050
Clifford E. Pietrafitta	12,180	6,525
William G. Kiesling	12,180	6,525
Scott M. Shea	6,960	3,480

The stock options shown in the table above have an exercise price of $20.68 per share, which was the closing price per share of CSS common stock on the New York Stock Exchange on the trading day immediately preceding the grant date. These stock options have a seven year term and vest and become exercisable as to 25% of the shares underlying each grant on each of the first, second, third and fourth anniversaries of the grant date.

Each RSU shown in the table above constitutes a phantom right and will be equivalent to one share of CSS common stock on the redemption date, which is the third anniversary of the grant date with respect to 50% of the shares underlying each grant and the fourth anniversary of the grant date with respect to the remaining 50% of the shares underlying each grant. Redemption is subject to the satisfaction of a vesting condition, which provides that an executive must continue to be employed by CSS until each redemption date in order to receive the shares of CSS common stock that vest on that date.

We determined to grant time-vested, rather than performance-vested, RSUs in part because of the inherent difficulty in determining appropriate long-term performance goals in light of the current economic downturn and the uncertain economic outlook. Additionally, we granted time-vested RSUs to address our “retention incentives” compensation objective, taking into consideration that our outstanding long-term incentive grants (consisting of stock options and the fiscal 2009 performance-vested RSU grants) provide only limited retention incentives, with the non-vested stock options held by our named executives having exercise prices appreciably higher than the current trading range for CSS common stock, and it being unlikely that our named executives will receive any shares under the fiscal 2009 RSU grants because it is improbable that the required minimum performance objectives of those grants will be achieved.

Personal Benefits

We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile and, for Philadelphia-based executives, parking fees. In addition, each named executive officer employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed by CSS is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $100.00 per month. We also pay for supplemental life insurance policies that provide a death benefit of $500,000 for each of Messrs. Munyan, Pietrafitta and Kiesling. Additionally, we pay premiums for long-term disability policies for Mr. Pietrafitta that would provide benefits of up to $15,000 per month in the event of his disability. Finally, Messrs. Farber and Munyan are provided membership in business clubs. The incremental cost to us of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Option Grant Practices

The Human Resources Committee considers stock option grant recommendations on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transaction guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy

Equity Ownership Policy as in Effect Prior to June 3, 2008

The Human Resources Committee adopted an equity ownership policy in June 2003. This section describes the equity ownership policy, as it was in effect in the early part of fiscal 2009, prior to being amended by the Human Resources Committee effective June 3, 2008. For further information on the policy as amended, see “Equity Ownership Policy as in Effect Since June 3, 2008” below.

Under our equity ownership policy as in effect immediately prior to the amendment effective June 3, 2008, if a named executive officer exercised a stock option, that officer would be required to hold the shares of CSS common stock received upon exercise for at least one year unless the value of the executive’s other holdings of CSS common stock on the last trading day prior to the date of sale had a value in excess of a specified multiple of the executive’s salary, as indicated in the following table:

Name	Multiple

Christopher J. Munyan	2.0	x
Clifford E. Pietrafitta	1.5	x
William G. Kiesling	1.5	x
Scott M. Shea	1.5	x

Exceptions from the policy were available for sales in an amount equal to 30 percent of the gain realized for tax purposes upon the exercise of a nonqualified stock option. This exception was designed to provide funds that would enable the executive to pay federal and state income taxes on the gain. In addition, the Human Resources Committee had the ability to grant an executive’s request to sell shares within the one-year period following exercise on a showing of hardship or if a decline in our stock price reduced the value of an executive’s stockholdings below the minimum level required under the policy. No such requests have ever been made by any of our named executive officers.

The policy provided that if an executive were to sell shares of our common stock in violation of the policy, the executive would not be eligible to receive any additional stock options or other equity compensation for a period of two years from the date of sale.

Equity Ownership Policy as in Effect Since June 3, 2008

On June 3, 2008, the Human Resources Committee amended the equity ownership policy to effectuate certain substantive and administrative changes, including the elimination of the provision of the policy that allowed for shares of CSS common stock acquired from a stock option exercise to be sold or transferred at any time after the one-year anniversary of the exercise date without regard to an executive’s level of ownership at the time of sale. As amended on June 3, 2008, the policy applies to shares of our common stock acquired by an executive through either the exercise of a stock option or the vesting of other forms of equity compensation. It provides that if an executive officer acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary. The salary multiples applicable to our named executive officers are the same as those that were in effect prior to the June 3, 2008 amendment, as shown in the table under “Equity Ownership Policy as in Effect Prior to June 3, 2008”.

For purposes of determining a named executive officer’s required level of ownership under the policy, as amended on June 3, 2008, such officer’s salary is deemed to be his or her annual base salary as of the later of: (i) the date that such officer first accepts an equity compensation grant approved by the Human Resources Committee on or after June 3, 2008, or (ii) the reset date described in the next sentence. On April 1, 2011, and every three years thereafter, an executive’s annual salary for purposes of the policy is deemed to be reset to reflect the executive’s then-current base salary as of such date. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive will be valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.

Exceptions from the policy, as amended on June 3, 2008, allow an executive to sell or transfer shares of CSS common stock acquired through a stock option exercise or through the vesting of another form of equity compensation as follows: (i) as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired at the time of exercise (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and (ii) as part of the exercise of a stock option or the vesting of other forms of equity compensation, a portion of the shares of CSS common stock acquired at the time of exercise or vesting (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or vesting in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold at such time in an amount equal to no more than 50 percent (25 percent in the case of the chief executive officer) of the after-tax net profits resulting from such exercise or vesting. In addition, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that would otherwise not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.

As amended on June 3, 2008, the policy provides that if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive any additional stock options or other equity compensation for a period of two years from the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later.

Each of our named executive officers has been in compliance with the policy, as amended from time to time, since its inception in June 2003 or, if later, since the commencement of the executive’s employment with us.

Ongoing And Post-Employment Compensation

We have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan for Senior Management and Other Severance Arrangements

In October 2006, our Human Resources Committee adopted our Severance Pay Plan for Senior Management (the “SPP”). The purpose of the SPP is to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated. In addition, the SPP was designed to provide consistent, uniform severance practices that would be used for eligible participants throughout our organization. The SPP applies to all of our executive officers other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.

The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium deductions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium deductions) for one year. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.

As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Mr. Munyan. Mr. Munyan’s benefit would provide, if he is terminated without cause, salary benefits and medical insurance benefits for the greater of a period of eighteen months or until June 30, 2011, although any payment in excess of one year would be reduced by any compensation he receives for his services after one year following his termination. In addition, we agreed to provide limited outplacement services to Mr. Munyan. All of the termination payments described above are contingent upon our receipt of a release of claims from the executive.

For further information, see the discussion of the SPP and Mr. Munyan’s individual Severance Agreement under “Potential Payments Upon Termination or Change of Control”.

Change of Control Severance Pay Plan for Executive Management Effective May 27, 2009

On May 27, 2009, our Human Resources Committee adopted the CSS Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, seven members of CSS’ senior management, including all named executive officers other than Mr. Farber, are eligible to receive severance payments if (1) a “change of control” occurs, and (2) during the two-year period beginning on the date of such change of control, a covered executive is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason”. The purpose of the COC Plan is to alleviate some of the financial hardship that covered executives may experience when their employment is terminated for a reason covered by the COC Plan following a change of control.

An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (2 in the case of Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium deductions) paid by the executive for post-employment participation in company-

sponsored medical insurance programs. The COC Plan also provides a tax gross-up payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment termination date, unless delay is required under applicable provisions of the COC Plan. Reimbursements related to medical insurance premiums and the tax gross-up payments thereon will be paid on a monthly basis under the COC Plan.

An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan, such as the SPP. To be eligible for severance payments under the COC Plan, an executive must satisfy certain other criteria, including execution and delivery of a release of claims which includes certain non-competition and non-solicitation covenants.

Cleo 401(k) Profit Sharing Plan

The Cleo 401(k) Profit Sharing Plan is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray and Cleo, each of which is a participating employer in the plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Internal Revenue Code of 1986, as amended (the “Code”), up to a maximum of 15 percent of his or her cash compensation on a pre-tax basis. We provide a matching contribution equal to 50 percent of the first 2 percent of the cash compensation that a highly compensated employee (as defined in the plan) contributes in any year. In addition, the plan provides a profit-sharing feature under which each participating employer may make a discretionary annual contribution, in an amount determined by each employer’s board of directors, for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan.

During fiscal 2009, we made a profit sharing contribution with respect to the 2007 calendar year (the plan operates on a calendar year basis) of 3 percent of each participant’s eligible compensation to the extent not exceeding the taxable wage base for the Social Security Administration’s Old Age, Survivors and Disability Insurance (“OASDI”) ($97,500 for 2007) and 6 percent of each participant’s eligible compensation to the extent in excess of the OASDI taxable wage base but not exceeding the maximum amount that may form the basis for such a contribution under the Code ($225,000 for 2007). Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed the aforementioned limits under the Code. Matching and profit sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. We did not make a profit sharing contribution with respect to the 2008 calendar year.

Nonqualified Supplemental Executive Retirement Plan

CSS maintains a nonqualified supplemental executive retirement plan (“SERP”) for qualified employees of CSS and certain of its subsidiaries. The SERP is a defined contribution plan designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the Cleo 401(k) Profit Sharing Plan, because the compensation exceeds applicable limits under the Code. We refer to the compensation that exceeds these limits as “excess compensation.” Under the SERP, each year we credit to the account of an executive an amount equal to the percentage profit sharing payment made for the year under the tax qualified plan in which the executive participates multiplied by the executive’s excess compensation. In addition, the Human Resources Committee has the discretion to credit an amount to a participant’s account under the SERP based on such percentage of the participant’s excess compensation as the Human Resources Committee determines. Participants become vested in such “discretionary” contributions immediately at the time that such contributions are made. Participants become vested in all other SERP account balances in the same manner as participants in our tax qualified plans become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.

For additional information, see “Nonqualified Supplemental Executive Retirement Plan” on page 36 and the discussion under “Nonqualified Deferred Compensation — Fiscal 2009”.

Tax Considerations

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer or certain other officers, unless certain conditions are met. Generally, compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m).

Our 2004 Stock Plan was designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, at our annual meeting of stockholders held on July 31, 2008, our stockholders approved amendments to our 2004 Stock Plan providing our Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. At the same meeting, our stockholders also approved our Management Incentive Program, thus providing our Human Resources Committee with the flexibility to grant incentive awards under that program that qualify for exemption from the $1 million deductibility limit under Section 162(m) of the Code.

We believe that all compensation paid to our executives during the fiscal year ended March 31, 2009 was deductible. However, it is possible that some portion of compensation paid in future years will be non-deductible. The stock bonus awards of performance-vested RSUs granted to our named executive officers under our 2004 Stock Plan on June 3, 2008 do not qualify for deductibility under Section 162(m), meaning that the value of any shares of CSS common stock delivered to a named executive officer would not be deductible for tax purposes to the extent that the value of such shares, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year.

Both the fiscal 2009 and fiscal 2010 incentive compensation awards to our named executives under our management incentive program were structured to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. No amounts were paid under the fiscal 2009 awards because the applicable performance criteria were not achieved. However, if the fiscal 2009 performance criteria had been achieved, any amounts paid under such awards would not have been subject to the $1 million deductibility limitation otherwise applicable under Section 162(m). Likewise, any amounts that may be paid under the awards for fiscal 2010 based on achievement of the applicable performance criteria will not be subject to the $1 million deductibility limitation that would otherwise be imposed under Section 162(m).

While we consider the potential impact of Section 162(m) of the Code in making our compensatory decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so.

Role of Executive Officers in Determining Executive
Compensation For Named Executive Officers

In connection with compensation for the fiscal year ended March 31, 2009, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE,
James H. Bromley, Chairman
John J. Gavin
James E. Ksansnak
Rebecca C. Matthias

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal 2009

The following table provides information about the compensation of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for the fiscal year ended March 31, 2009. This table also contains compensation information for each such individual for the fiscal years ended March 31, 2008 and 2007.

					Change in
					Pension
					Value and
					Nonqualified
					Deferred
				Option	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Christopher J. Munyan	2009	525,000	—	341,859	—	24,716	891,575
President and Chief	2008	480,000	297,973	336,254	—	60,639	1,174,866
Executive Officer	2007	425,000	285,977	281,324	11,393	169,179	1,172,873
Clifford E. Pietrafitta	2009	298,800	—	87,578	—	21,605	407,983
Vice President — Finance and	2008	266,800	152,825	90,380	—	43,582	553,587
Chief Financial Officer	2007	254,100	146,420	68,451	13,215	39,987	522,173
William G. Kiesling	2009	300,500	—	111,111	—	15,267	426,878
Vice President — Legal and	2008	279,510	131,235	96,889	—	36,528	544,162
Human Resources and General Counsel	2007	258,133	122,432	70,358	—	16,744	467,667
Scott M. Shea	2009	310,800	—	102,145	—	7,877	420,822
President of Berwick Offray	2008	290,451	121,062	103,857	—	29,501	544,871
and Cleo	2007	257,403	131,316	85,082	6,650	22,748	503,199
Jack Farber	2009	400,000	—	—	—	13,222	413,222
Chairman of the Board	2008	400,000	—	—	—	34,368	434,368
	2007	400,000	—	—	35,392	33,229	468,621

(1)	The “Bonus” column reflects awards earned by our named executives under our management incentive program for fiscal 2008 and 2007. These amounts are not presented under the heading “Non-equity Incentive Plan Compensation” because the Human Resources Committee exercised discretion at the end of both fiscal 2008 and 2007 to exclude certain restructuring-related charges in determining the extent to which the performance measures for those periods had been achieved. In structuring the management incentive program for fiscal 2009, the Human Resources Committee established, at the beginning of the performance period, non-discretionary, formulaic adjustments to be applied in determining the extent to which the performance measures for fiscal 2009 had been achieved. No amounts were earned by our named executives under the management incentive program for fiscal 2009 because the minimum required performance objectives for that period were not achieved. If any amounts had been earned by our named executives under our management incentive program for fiscal 2009, those amounts would have appeared in the Summary Compensation Table under the heading “Non-equity Incentive Plan Compensation”. For further information on the available award amounts under our management incentive program for fiscal 2009, see the table and accompanying notes under the heading “Grants of Plan-Based Awards — Fiscal 2009”.

(2)	The “Option Awards” column reflects the dollar amount of stock option compensation cost recognized for financial statement purposes under Statement of Financial Accounting Standards (“FAS”) No. 123R, after adjusting, in accordance with SEC regulations, to disregard the estimate of forfeitures related to service-based vesting conditions. Accordingly, the amount in this column reflects stock option expense associated with stock options granted during the indicated fiscal year and those granted in prior fiscal years. Assumptions used to determine the amount of stock option expense recognized in accordance with FAS 123R in fiscal 2009, 2008 and 2007, respectively, are set forth in Note 6 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2010. For information regarding the number of shares subject to fiscal 2009 stock option grants, other features of those grants and the grant date fair value of those grants, see the table and accompanying notes under “Grants of Plan-Based Awards — Fiscal 2009”.

(3)	Reflects all aggregate earnings on SERP account balances. There were no earnings on these account balances during fiscal 2009 and 2008 based upon the performance of the investment benchmarks that determine the rate of return on SERP account balances. See “Nonqualified Deferred Compensation — Fiscal 2009” for further information.

(4)	The amounts in the “All Other Compensation” column for 2009 include the following: with respect to each named executive officer, matching contributions under our tax-qualified 401(k) and profit sharing plans and personal usage of a company automobile; with respect to each named executive other than Mr. Shea, reimbursements for medical and prescription costs not covered by insurance; with respect to Messrs. Munyan, Pietrafitta and Kiesling, supplemental life insurance premiums and parking fees; with respect to Messrs. Farber and Munyan, business club dues; with respect to Messrs. Munyan and Kiesling, health club fees; and with respect to Mr. Pietrafitta, supplemental disability insurance premiums. None of the individual items listed above involved an aggregate incremental cost to CSS and its subsidiaries of $10,000 or more for any person. The amount in the “All Other Compensation” column for 2007 for Mr. Munyan includes relocation reimbursements ($85,819) and tax gross-ups on relocation reimbursements ($43,000).

Employment Agreements

Christopher J. Munyan.  On September 5, 2008, CSS and Mr. Munyan entered into an amendment to Mr. Munyan’s employment agreement dated May 12, 2006. As amended, the employment agreement with Mr. Munyan provides for: (i) an employment term as president and chief executive officer of CSS extending until July 1, 2011; (ii) automatic renewal of such employment term for a three-year term effective July 1 of each year, unless either CSS or Mr. Munyan elects to prevent such renewal from occurring by providing written notice of non-renewal to the other party by at least ninety (90) days prior to July 1 of each year; and (iii) severance payments and medical benefits to be provided to Mr. Munyan if CSS terminates his employment other than for cause prior to the end of the then-current employment term provided for in his employment agreement. For information on the amount and timing of the severance payments and medical benefits available to Mr. Munyan under the agreement, see the discussion under the heading “Severance Agreements” beginning on page 33. The Human Resources Committee determines the amount of Mr. Munyan’s annual base salary, his available award amount under our management incentive program and the form and amount of his long-term incentive compensation grants. For fiscal 2009, the Human Resources Committee set Mr. Munyan’s annual base salary at $525,000 per annum, and it set his target award opportunity under CSS’ management incentive program for fiscal 2009 at 100% of his current annual base salary, subject to a maximum potential award amount equal to 200% of his target award opportunity.

Grants of Plan-Based Awards — Fiscal 2009

The following table provides information regarding plan-based awards granted in fiscal 2009 to the executive officers named in the Summary Compensation Table, other than Mr. Farber, who is excluded from the table below because he did not receive any plan-based awards in fiscal 2009.

							All Other		Grant
							Option Awards:	Exercise	Date Fair
							Number of	or Base	Value of
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Securities	Price of	Stock and
				Thres-			Underlying	Option	Option
	Grant	Target	Max.	Hold	Target	Max.	Options	Awards(3)	Awards(4)
Name	Date	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

Christopher J. Munyan	—	525,000	1,050,000	—	—	—	—	—	—
	6/3/08	—	—	2,475	5,025	7,500	—	—	130,901
	6/3/08	—	—	—	—	—	14,000	27.57	107,800
Clifford E. Pietrafitta	—	239,040	478,080	—	—	—	—	—	—
	6/3/08	—	—	1,237	2,512	3,750	—	—	65,438
	6/3/08	—	—	—	—	—	7,000	27.57	53,900
William G. Kiesling	—	240,400	480,800	—	—	—	—	—	—
	6/3/08	—	—	1,237	2,512	3,750	—	—	65,438
	6/3/08	—	—	—	—	—	7,000	27.57	53,900
Scott M. Shea	—	248,640	497,280	—	—	—	—	—	—
	6/3/08	—	—	990	2,010	3,000	—	—	52,361
	6/3/08	—	—	—	—	—	6,000	27.57	46,200

(1)	These columns reflect the target and maximum payouts for grants made under the CSS management incentive program for fiscal 2009. Payouts were conditioned upon achievement of performance goals during fiscal 2009. For further information on the applicable performance goals and the methodology for determining payouts, see the discussion under “Annual Incentive Compensation” beginning on page 17. No compensation was earned or paid on account of these awards because the applicable performance goals were not attained. Consequently, the Summary Compensation Table included in this Proxy Statement does not include any compensation on account of these awards. If any payouts had been earned or paid under these awards, such amounts would have been reflected in the Summary Compensation Table under the heading “Non-equity Incentive Plan Compensation”.

(2)	These columns reflect threshold, target and maximum payouts for performance-vested RSUs granted under the 2004 Stock Plan. Payouts are conditioned upon CSS’ attainment of at least a minimum level of cumulative EPS during the two-year period ended March 31, 2010. The Human Resources Committee determined the level of EPS that must be attained in order for payouts to be made at the threshold, target and maximum levels. If the EPS performance goal is attained, a service-based vesting condition must be satisfied in order to receive a payout. For further information, see the discussion under “Long-Term Incentives — Equity Compensation” beginning on page 19. Based on CSS’ actual EPS for fiscal 2009 and its estimated EPS for fiscal 2010, CSS has determined that it is improbable that payouts will be made under these awards. Therefore, in accordance with FAS 123R, CSS did not recognize compensation expense for these awards in its financial statements for fiscal 2009. Accordingly, the Summary Compensation Table included in this Proxy Statement does not include any compensation expense for these awards. If, in accordance with FAS 123R, compensation expense had been recognized for these awards on CSS’ financial statements for fiscal 2009, such expense would have been reflected in the Summary Compensation Table, under the heading “Stock Awards”.

(3)	All of the stock options reflected in the table above were granted under our 2004 Stock Plan, have a seven-year term and vest as to twenty-five percent of the underlying shares on each of the first four anniversaries of the grant date.

(4)	Reflects the grant date fair value of equity awards computed in accordance with FAS 123R using the assumptions described in Note 6 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

On May 27, 2009, the Human Resources Committee granted equity compensation awards under our 2004 Stock Plan to our named executive officers other than Mr. Farber in the form of stock options and stock bonus awards of time-vested RSUs as follows:

	Shares Underlying	Shares Underlying
	Stock Option Grants	Time-Vested RSU
Executive	(#)	Grants (#)

Christopher J. Munyan	24,360	13,050
Clifford E. Pietrafitta	12,180	6,525
William G. Kiesling	12,180	6,525
Scott M. Shea	6,960	3,480

The stock options shown in the table above have an exercise price of $20.68 per share, which was the closing price per share of CSS common stock on the New York Stock Exchange on the trading day immediately preceding the grant date. These stock options have a seven-year term and vest and become exercisable as to 25% of the shares underlying each grant on each of the first, second, third and fourth anniversaries of the grant date. For further information concerning the time-vested RSUs granted on May 27, 2009, see discussion under “Long-Term Incentives — Equity Compensation” beginning on page 19.

Outstanding Equity Awards at Fiscal Year End — March 31, 2009

The table below provides information regarding unexercised stock options and unvested stock awards held by the executive officers named in the Summary Compensation Table as of March 31, 2009. Mr. Farber does not appear in the table below because he does not hold any equity awards, and he did not hold any such awards as of March 31, 2009.

	Option Awards				Stock Awards
						Equity
						Incentive
					Equity	Plan Awards:
					Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
	Number of	Number of			Unearned	Unearned
	Securities	Securities			Shares,	Shares,
	Underlying	Underlying			Units or	Units or
	Unexercised	Unexercised	Option		Other Rights	Other Rights
	Options	Options	Exercise	Option	that have	that have
	(#)	(#)	Price	Expiration	Not Vested(2)	Not Vested(3)
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)

Christopher J. Munyan	2,625	—	23.83	4/24/2013
	11,100	—	34.12	4/19/2009
	8,625	2,875	33.20	4/21/2010
	11,250	3,750	35.98	10/25/2010
	5,000	5,000	30.73	4/19/2011
	50,000	50,000	27.60	5/12/2011
	6,250	18,750	35.23	5/25/2012
	—	14,000	27.57	6/03/2015
	—	—	—	—	2,475	42,075

	Option Awards				Stock Awards
						Equity
						Incentive
					Equity	Plan Awards:
					Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
	Number of	Number of			Unearned	Unearned
	Securities	Securities			Shares,	Shares,
	Underlying	Underlying			Units or	Units or
	Unexercised	Unexercised	Option		Other Rights	Other Rights
	Options	Options	Exercise	Option	that have	that have
	(#)	(#)	Price	Expiration	Not Vested(2)	Not Vested(3)
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)

Clifford E. Pietrafitta	17,700	—	14.33	1/25/2010
	21,000	—	14.33	1/22/2011
	14,551	—	16.70	2/5/2012
	8,700	—	23.83	4/24/2013
	9,100	—	34.12	4/19/2009
	7,200	2,400	33.20	4/21/2010
	5,400	5,400	30.73	4/19/2011
	3,500	10,500	35.23	5/25/2012
	—	7,000	27.57	6/03/2015
	—	—	—	—	1,237	21,029
William G. Kiesling	15,000	5,000	36.60	7/28/2010
	3,450	3,450	30.73	4/19/2011
	3,500	10,500	35.23	5/25/2012
	—	7,000	27.57	6/03/2015
	—	—	—	—	1,237	21,029
Scott M. Shea	12,900	—	16.70	2/5/2012
	7,050	—	23.83	4/24/2013
	7,600	—	34.12	4/19/2009
	5,775	1,925	33.20	4/21/2010
	6,000	2,000	35.98	10/25/2010
	4,500	4,500	30.73	4/19/2011
	3,750	11,250	35.23	5/25/2012
	—	6,000	27.57	6/03/2015
	—	—	—	—	990	16,830

(1)	Options that were unexercisable as of March 31, 2009 with respect to the underlying shares included in this column vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

		Percentage of
		Underlying Shares in
Option Expiration Date	Balances Vest in Equal Installments On	Each Installment

April 21, 2010	April 21, 2009	100%
July 28, 2010	July 28, 2009	100%
October 25, 2010	October 25, 2009	100%
April 19, 2011	April 19, 2009 and 2010	50%
May 12, 2011	May 12, 2009 and 2010	50%
May 25, 2012	May 25, 2009, 2010 and 2011	33 1/3%
June 3, 2015	June 3, 2009, 2010, 2011 and 2012	25%

(2)	This column reflects the number of shares of CSS common stock that would be issued under the performance-vested RSUs granted on June 3, 2008 if the threshold-level performance goals are achieved and the service-based vesting condition is satisfied. For further information concerning these awards see the discussion under “Long-Term Incentives — Equity Compensation” on page 19 and footnote (2) to the table under “Grants of Plan-Based Awards-Fiscal 2009”.

(3)	The amounts in this column were determined by multiplying (a) the closing market price per share of CSS common stock on March 31, 2009 of $17.00 by (b) the number of unearned shares underlying performance-vested RSU grants that have not vested.

Option Exercises — Fiscal 2009

The table below provides information regarding exercises of stock options during the fiscal year ended March 31, 2009 by each of the executive officers named in the Summary Compensation Table.

Option Awards
Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise(1)
Name	(#)	($)

Christopher J. Munyan	—	—
Clifford E. Pietrafitta	11,250	40,354
William G. Kiesling	—	—
Scott M. Shea	—	—
Jack Farber	—	—

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired on the date of exercise and the option exercise price for the acquired shares.

Nonqualified Deferred Compensation — Fiscal 2009

We maintain a SERP that provides benefits for executives to the extent that their compensation cannot be taken into account under our qualified plans because it exceeds limitations on the amount of annual compensation ($245,000 in 2009 and $230,000 in 2008) that may be taken into account under the Code.

Under the SERP, if we make a profit sharing contribution to our qualified plans for a plan year, all eligible employees are entitled to have an amount credited for their benefit on our books equal to the product of (x) the percentage used by the relevant participating company’s board to determine that company’s profit sharing plan contribution for such calendar year and (y) the excess of the employee’s total cash compensation for such calendar year over the dollar amount of the compensation limitation described above. In addition, under the SERP, irrespective of whether a profit sharing plan contribution is made to a qualified plan with respect to a calendar year, the Human Resources Committee may approve a discretionary amount that will be credited on our books based on a designated percentage of each eligible employee’s compensation in excess of the applicable limitation (“Discretionary Contributions”).

Participant balances are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the twelve months ended March 31, 2009:

Investment Benchmark	Rate of Return

Vanguard Prime Money Market Investor Shares	2.13%
Vanguard Total Stock Market Index Investor Shares	(37.90%)
Vanguard Life Strategy Growth Fund	(35.49%)
Vanguard Life Strategy Moderate Growth Fund	(27.55%)

Participants may change their selected investment option once per year, during March.

All amounts payable to any employee for whose benefit amounts have been credited represent an unsecured debt of CSS or the applicable subsidiary of CSS. Discretionary Contributions become fully vested upon the making of such contributions. All other SERP contributions for the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Generally, vested balances under the SERP become payable in a lump sum within 60 days following termination of a participant’s employment with CSS and its affiliates. If the participant is a “specified employee” under Section 409A of the Code, vested balances will be distributed within sixty days after the beginning of the seventh month following such participant’s termination of employment.

The table that follows provides information with respect to each deferred contribution or other plan that provides for the deferral of compensation on a non-tax-qualified basis for the executive officers named in the Summary Compensation Table.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions in	Earnings in	Withdrawals/	at
	in Last FY	Last FY(1)	Last FY	Distributions	Last FYE(2)
Name	($)	($)	($)	($)	($)

Christopher J. Munyan	—	32,010	(54,993)	—	96,462
Clifford E. Pietrafitta	—	11,103	(49,658)	—	90,242
William G. Kiesling	—	10,416	(3,948)	—	6,468
Scott M. Shea	—	11,543	(23,392)	—	61,488
Jack Farber	—	10,500	(128,259)	—	233,086

(1)	The SERP operates on a calendar year basis. The amount in the “Registrant Contributions in Last FY” column reflects the amount contributed during fiscal 2009 with respect to the 2007 plan year. These amounts are included as compensation for fiscal 2008 in the Summary Compensation Table. No registrant contributions have been made with respect to the 2008 plan year.

(2)	All amounts in this column were fully vested as of March 31, 2009, except that only 40% of the amount shown for Mr. Kiesling was vested as of such date. The amounts in this column include amounts that were disclosed as compensation in CSS’ Summary Compensation Table for previous years. However, due to negative investment performance, the amounts in this column are in some instances less than the sum of the amounts that were included as compensation in CSS’ Summary Compensation Table for previous years. Disregarding such negative investment performance, the amounts in this column are inclusive of the following amounts that were included as compensation in CSS’ Summary Compensation Table for previous years: Mr. Munyan — $65,203; Mr. Pietrafitta — $97,478; Mr. Kiesling — $10,416; Mr. Shea — $28,021 and Mr. Farber — $300,407.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2009 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•	provisions under CSS’ 1994 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies paid for by CSS for the benefit of our named executive officers.

With respect to insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

Severance Agreements

Christopher J. Munyan.  As amended effective September 5, 2008, our employment agreement with Mr. Munyan provides that CSS will pay a severance benefit to Mr. Munyan if CSS terminates his employment other than for cause at any time prior to the end of the then-current employment term provided for in that agreement.

Presently, Mr. Munyan’s employment term under that agreement ends on July 1, 2011. However, the agreement provides for automatic renewal of such employment term for a three-year term effective July 1 of each year, unless either CSS or Mr. Munyan elects to prevent such renewal from occurring by providing written notice of non-renewal to the other party by at least 90 days prior to July 1 of each year. Neither party provided such written notice of non-renewal with respect to the July 1, 2009 automatic renewal date. Therefore, effective July 1, 2009, Mr. Munyan’s employment term under his employment agreement with us will be extended automatically until July 1, 2012.

Our obligation to provide severance payments to Mr. Munyan is conditioned upon the execution and delivery of a release of claims by Mr. Munyan in favor of CSS and its affiliates. If applicable, the severance benefit under his employment agreement would be equal to the greater of (a) 18 months of Mr. Munyan’s then-current annual base salary or (b) an amount equal to Mr. Munyan’s then-current annual base salary for the period from the effective date of such termination to the end of his then-current employment term under his employment agreement. The severance benefits would be payable in equal installments coinciding with CSS’ normal payroll schedule (currently, semi-monthly) during the applicable severance period and would be reduced by any requisite tax withholdings and other applicable payroll deductions. Commencement of payment of such severance benefits will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Furthermore, the employment agreement provides that the severance payments will be reduced by any earnings and other compensation received by Mr. Munyan or accrued for his benefit for services rendered by him during the period commencing on the day following the one-year anniversary of his termination. The agreement also provides for a continuation of payment by CSS of a portion of the premiums for Mr. Munyan’s participation in the CSS-sponsored medical insurance program (on the same basis that CSS then pays a portion of the premiums for its active employees participating in the program) for the period of time that he remains entitled to receive severance payments. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan and in favor of CSS and its affiliates.

Severance Pay Plan for Senior Management (“SPP”)

Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.

Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; willful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.

Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s last date of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.

Under the SPP, the Human Resources Committee, in its sole discretion, has the right: to determine whether an employee satisfies the eligibility requirements for severance pay and medical benefits under the SPP; to award severance pay and medical benefits to a terminated employee not otherwise eligible under the SPP; to deny severance payments and medical benefits to an employee otherwise eligible under the terms of the SPP; to award severance pay and medical benefits to any terminated employee in a greater or lesser amount than provided for in the SPP; and/or to pay out benefits in a manner or on a schedule other than as provided for in the SPP.

Subject to the foregoing, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of Continuous Service	Number of Weeks of Severance Pay

0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments will not commence until the release has been delivered and is no longer subject to any right of revocation by the executive. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment, excluding all extra pay, such as, but not limited to, incentive bonuses, commissions, car allowances or other allowances, Employer contributions to the Employer’s 401(k) plan and other deferred compensation arrangements and other Employer-paid benefits. Severance payments under the SPP are subject to all applicable federal, state and local tax withholding requirements.

Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Medical benefits under the SPP consist of payment by the Employer of a portion of the executive’s monthly COBRA premium, on the same basis as the Employer pays for a portion of medical insurance premiums for active employees, for the period that severance pay is provided to the executive under the SPP.

The table below shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2009, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits and, in the case of benefits provided under the SPP, the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP:

	Severance Payments	Medical Benefits
Name	($)	($)

Christopher J. Munyan(1)	1,181,250	41,058
Clifford E. Pietrafitta(2)	298,800	18,248
William G. Kiesling(2)	225,375	14,827
Scott M. Shea(2)	310,800	12,581
Jack Farber(2)	400,000	34,074

(1)	Reflects the aggregate amount of severance payments and medical benefits that would have been provided to Mr. Munyan in installments over the course of 27 months under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period beginning March 31, 2010 and ending June 30, 2011. The severance payments reflected in the table would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described above under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects the aggregate amount of severance payments and medical benefits that would have been provided under the SPP.

Change of Control

All outstanding options to purchase CSS common stock that were held by executives of CSS as of March 31, 2009 were issued under either the 1994 Stock Plan or the 2004 Stock Plan. All stock options outstanding under the 1994 Stock Plan and the 2004 Stock Plan become exercisable upon the occurrence of certain change of control events specified in the respective plan documents, unless the Human Resources Committee determines otherwise. The events that would constitute a change of control under the 1994 Stock Plan and the 2004 Stock Plan are generally as follows:

•	Under the 1994 Stock Plan: the sale or exchange of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; or a merger or consolidation involving CSS and another corporation; and

•	Under the 2004 Stock Plan: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

If an event constituting a change of control under both the 1994 Stock Plan and the 2004 Stock Plan had occurred as of March 31, 2009, otherwise unexercisble stock options held as of such date by our named executive officers would have become exercisable on such date, and the aggregate value of all such options becoming exercisable solely as a result of that event (and excluding the value of any options that were otherwise exercisable as of that date) would have been zero because the closing market price of $17.00 per share of CSS common stock on the last trading day of March 2009 was less than the respective exercise prices of all such stock options.

In addition to the stock options described above, Messrs. Munyan, Pietrafitta, Shea and Kiesling each held as of March 31, 2009 stock bonus awards consisting of performance-vested RSUs granted under the 2004 Stock Plan on June 3, 2008. Under the provisions of the 2004 Stock Plan, all restrictions and conditions on outstanding stock bonus awards immediately lapse upon the occurrence of a change of control (as defined in the 2004 Stock Plan), unless the Human Resources Committee determines otherwise. See footnote (2) to the table under “Grants of Plan Based Awards — Fiscal 2009” for further information on these RSUs. If an event constituting a change of control under the 2004 Stock Plan had occurred as of March 31, 2009, in the absence of a contrary determination by the Human Resources Committee, all restrictions and conditions on all outstanding stock bonus awards held by Messrs. Munyan, Pietrafitta, Shea and Kiesling would have immediately lapsed on such date, and the value of the shares of CSS common stock underlying those stock bonus awards, based on the closing market price of $17.00 per share of CSS common stock on March 31, 2009, would have been as follows: Mr. Munyan — $127,500; Mr. Pietrafitta — $63,750; Mr. Kiesling - $63,750 and Mr. Shea — $51,000.

Except as described above with respect to the 1994 Stock Plan and the 2004 Stock Plan, CSS did not have any agreements, plans or arrangements in place that would have provided for payments or benefits to CSS’ named executive officers upon the occurrence of a change of control occurring on or before March 31, 2009. The COC Plan described under “Change of Control Severance Pay Plan for Executive Management Effective May 27, 2009” beginning on page 24 was not in effect on March 31, 2009. Therefore, no payments would have been provided under the COC Plan if a change of control had taken place on that date.

Nonqualified Supplemental Executive Retirement Plan

Vested balances in the SERP sponsored by CSS become payable as soon as administratively practicable following a participant’s last date of employment with CSS and its affiliates. The vested balances as of March 31, 2009 of the named executive officers in the SERP are set forth in the table and accompanying footnotes under “Nonqualified Deferred Compensation — Fiscal 2009”. If any such executive’s employment with CSS and subsidiaries had terminated on March 31, 2009 for any reason, that executive’s vested balance, as reflected in that table and the accompanying footnotes, would become payable to him as soon as administratively practicable following his last day of employment.

DIRECTOR COMPENSATION — FISCAL 2009

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual fee of $30,000, as well as $1,000 for attendance at each Board and Board Committee meeting and for each consultation with management or another member of the Board or with a Board or Board Committee advisor or consultant pertaining to the activities of the Board or any Board Committee of which such director is a member, except that the fee for attendance at Board or Board Committee meetings or consultations held telephonically and of not more than one hour in duration is $500.00. In addition, the chairperson of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual fee of $7,000, and the chairperson of the Audit Committee receives an additional annual fee of $12,000.

Furthermore, each non-employee director is eligible to participate in the 2006 Stock Plan. The 2006 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November through 2010, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock on November 30, 2008 at an exercise price of $22.80 per share. Each option granted under the 2006 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2009.

	Fees Earned	Option	All Other
	or Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Scott A. Beaumont	37,833	44,816	—	82,649
James H. Bromley	51,667	52,221	—	103,888
John J. Gavin	42,333	13,968	—	56,301
Leonard E. Grossman	55,167	52,221	—	107,388
James E. Ksansnak	45,833	52,221	—	98,054
Rebecca C. Matthias	45,000	52,221	—	97,221

(1)	The amount in the “Option Awards” column is equal to the dollar amount of stock option compensation cost recognized for financial statement purposes under FAS No. 123R, after adjusting, in accordance with SEC regulations, to disregard the estimate of forfeitures related to service-based vesting conditions. Accordingly, the amount in this column reflects stock option expense associated with stock options granted during fiscal 2009 and stock options granted in prior fiscal years. Assumptions used to determine the amount of stock option expense recognized under FAS No. 123R are set forth in Note 6 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2009. The grant date fair value of stock options granted in fiscal 2009 to the directors listed above was $25,640 per director, computed in accordance with FAS 123R using the assumptions described in Note 6 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

As of March 31, 2009, the aggregate number of shares underlying outstanding stock options held by the directors listed in the table above were as follows:

Shares Underlying
Director	Outstanding Options

Scott A. Beaumont	16,500
James H. Bromley	54,000
John J. Gavin	8,000
Leonard E. Grossman	54,000
James E. Ksansnak	30,000
Rebecca C. Matthias	30,000

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of the Board engaged KPMG LLP (“KPMG”) as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2009. A representative of KPMG is expected to attend the Meeting. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to stockholders’ questions.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2009 and March 31, 2008, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2009	2008

Audit Fees	$1,025,000	$1,072,500
Audit-Related Fees	$12,000	—
Tax Fees	$75,840	$130,867
All Other Fees	—	—

	$1,112,840	$1,203,367

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements, the audit of CSS’ internal control over financial reporting, and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Audit-Related Fees

Audit-related fees of $12,000 were paid in fiscal 2009 for services performed in connection with KPMG providing a consent allowing incorporation by reference of its opinions on CSS’ fiscal 2008 financial statements into an S-3 registration statement filed by CSS during fiscal 2009.

Tax Fees

Tax fees of $75,840 and $130,867 were paid for tax compliance and tax consulting in fiscal 2009 and 2008, respectively. Such compliance services included assistance with tax return preparation.

All Other Fees

There were no fees paid in 2009 or 2008 for products and services provided by KPMG other than the services referred to above.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent as determined in accordance with applicable SEC rules and NYSE rules relating to governance and operates under a written charter adopted by the Board.

Management is responsible for preparation of CSS’ consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of CSS’ consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects the financial position, results of operations and cash flows of CSS, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, CSS’ internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.

Management has represented to the Audit Committee that CSS’ consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of CSS’ internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee has met with CSS’ internal audit staff and its independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of CSS’ internal controls, and the quality of CSS’ financial reporting.

Based upon the Audit Committee’s review of the consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the SEC.

AUDIT COMMITTEE
Leonard E. Grossman, Chairman
John J. Gavin
James E. Ksansnak

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2009 were made on a timely basis.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2010 Annual Meeting of Stockholders must be received by us on or before February 17, 2010 in order to be considered for inclusion in the proxy statement relating to such meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2010 Annual Meeting of Stockholders, and the proposal is received by us on or before May 3, 2010, we may in our discretion provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

BY ORDER OF THE BOARD OF DIRECTORS

CSS INDUSTRIES, INC.

By:	Michael A. Santivasci, Secretary

Philadelphia, Pennsylvania
June 17, 2009

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2009. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, Pennsylvania, 19103.

ANNUAL MEETING OF STOCKHOLDERS OF
CSS INDUSTRIES, INC.
July 28, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2009:
The notice, proxy statement and annual report are available at https://materials.proxyvote.com/125906
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Election of Directors:

NOMINEES:

☐	FOR ALL NOMINEES	¡	Scott A. Beaumont
		¡	James H. Bromley

☐	WITHHOLD AUTHORITY	¡	Jack Farber
	FOR ALL NOMINEES	¡	John J. Gavin

		¡	Leonard E. Grossman

☐	FOR ALL EXCEPT	¡	James E. Ksansnak

	(See instructions below)	¡	Rebecca C. Matthias

		¡	Christopher J. Munyan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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DIRECTIONS TO THE RITTENHOUSE HOTEL
From Philadelphia International Airport:
Exit airport following signs for 76 West. Follow signs for 76 West and follow to the 30th Street exit. At top of ramp turn right onto Chestnut and follow to 19th St. Turn right onto 19th St. to Walnut Street. Turn right onto Walnut and take an immediate left onto West Rittenhouse Sq. The Rittenhouse is on the right.
From Baltimore, Washington and Points South:
Take 1-95 North past the Philadelphia International Airport. Follow the signs for 76 West. Take 76 West to the 30th Street Exit. Make a right at first traffic signal (Chestnut Street) and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street, then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right, immediately adjacent to Holy Trinity Church.
From Southern New Jersey and Atlantic City (via The Walt Whitman Bridge):
Take the Atlantic City Expressway to Route 42 North, then to 76 West. Follow the signs for the Walt Whitman Bridge. Cross over the bridge and follow signs for 76 West to the 30th Street Station Exit. Upon exiting make a right onto Chestnut Street and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right side immediately adjacent to Holy Trinity Church.
From Harrisburg, Hershey, Lancaster PA/Expressway:
Take the PA Turnpike East, to exit 24, Valley Forge. Take 76 East to the 30th Street Station exit. Go around the station. Turn left onto Market Street. Turn right onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.
From New York, New Jersey and Points North Via New Jersey Turnpike:
Take the New Jersey Turnpike South to Exit 4, following signs for Philadelphia and the Ben Franklin Bridge. Take 73 North, Exactly 1.4 miles, exit for Route 38 West. Take 38 West for 5.2 Miles. Follow 38 West right onto Route 30 West. Follow signs for Ben Franklin Bridge. Follow onto Vine Street/Local traffic lane. Turn left onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.
     The undersigned hereby appoints James H. Bromley, Rebecca C. Matthias and Leonard E. Grossman, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, July 28, 2009, at 9:30 a.m. (local time) and any adjournments thereof.
     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted “FOR ALL NOMINEES” for election to the Board of Directors.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

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